EXHIBIT 10.79
THIS LOAN AGREEMENT (the “Agreement”) is made as of February 23, 2009 by and between:

Micron Technology, Inc., a company incorporated in Delaware and having its office at 8000 S. Federal Way, Boise, Idaho, 83716 (the “Company”); and

Economic Development Board, a statutory body established in the Republic of Singapore under the Economic Development Board Act (Cap. 85) having its office at 250, North Bridge Road, #28-00 Raffles City Tower Singapore 179101 (the “Board”).

WHEREAS:

(1)	The Company has a majority-owned subsidiary in Singapore, TECH Semiconductor Singapore Pte. Ltd. (Company Registration Number: 199102059C) (the “Subsidiary”);

(2)	The Company has applied to the Board for a term loan:
(a)	with a principal amount of Three Hundred Million Singapore Dollars S$300,000,000; or
(b)	an amount equivalent to Thirty percent (30%) of the value of the “Fixed Productive Assets” (as defined in Clause 1.1(o)) by the Subsidiary in Singapore; or
(c)	an amount equivalent to One Hundred percent (100%) of the “Equity Contributions” (as defined in Clause 1.1(i)), whichever is the lowest (the “Term Loan”) that is subject to the terms of this Agreement.

(3)	The Company will use the Term Loan for making Equity Contributions to enable the Subsidiary to purchase Fixed Productive Assets subject to the terms of this Agreement.

(4)	The Board is willing to grant the Term Loan to the Company, upon the terms and subject to the conditions hereinafter set forth.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings respectively:

(a)	“Authorised Officer” is defined in Clause 3(c)(i).

(b)	“Board” means the Economic Development Board.

(c)	“Business Day” means a day on which banks in Singapore are open for business excluding Saturday and Sunday or Public Holiday.

(b)	“CAS” is defined in the paragraph 2 of the recital to this Agreement.

(c)	“Company” means Micron Technology, Inc.

(d)	“Day” means a calendar day.

(e)	“Dollars” and the sign “S$” respectively mean the lawful currency of the Republic of Singapore.

(f)	“Default Interest” is defined in Clause 7.4.

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 1 of 26

(g)	“Drawing” means any, each or all (as the context may require) of the drawings made by the Company under the Term Loan and includes the First Drawing as defined hereinafter.

(h)	“Enforcement Proceeds” is defined in Clause 4.4(c).

(i)	“Equity Contributions” means any and all purchases of Subsidiary’s stock by the Company in exchange for a cash contribution to the Subsidiary, from the date of this Agreement.

(j)	“Event of Default” and “Events of Default” mean any, each or all (as the context may require) of the Events of Default described in Clause 15.

(k)	“Excess Amount” is defined in Clause 5.2(c)(ii).

(l)	“Facility Agreement” is defined in Clause 14.1(b).

(m)	“First Drawing” means the first drawing made by the Company under the Term Loan.

(n)	“First Drawing Date” means the date on which the First Drawing is made.

(o)	“Fixed Productive Assets” means:

(i)
any building, infrastructure, systems, plant and equipment (including any cleanroom facilities and new productive equipment) to be set up and operated by the Subsidiary in Singapore, for the production of various semiconductor memory products produced on 50nm or smaller technology;

(ii)	any direct costs (excluding costs that are not recorded as capital items on the Subsidiary’s balance sheet) to bring the items referred to in Clause 1.1(o)(i) to achieve productive capability; and
(iii)	any other items or costs as the Board may agree to include as Fixed Productive Assets from time to time.

(p)	“Form 10K” is defined in Clause 12.1(f).

(q)	“Form 10Q” is defined in Clause 12.1(f).

(r)	“Full Repayment” means the full repayment of all monies due under this Agreement to the Board, including the principal and all interest due from the Company to the Board under the Term Loan;

(s)	“Full Repayment Date” means the date on which Full Repayment is made by the Company to the Board.

(t)	“Government” is defined in Clause 21.4.

(u)	“Interest Rate” is defined in Clause 7.1(b).

(v)	“Month” means a calendar month.

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 2 of 26

(w)	“Notice” is defined in Clause 5.2(a).

(x)	“Outstanding Loan” at any time means all the principal sums drawn down under the Term Loan and remaining unpaid as at that time.

(y)	“Payment Date” means any Day falling on the first Business Day of March, June, September or December, and “First Payment Date” means the second Payment Date after the First Drawing Date;

(z)	“Person” shall include any company, partnership, limited liability partnership, body of persons, association, body corporate and unincorporated body.

(aa)	“Repayment Date” is defined in Clause 8.

(bb)	“Requisite Investment” is defined in Clause 4.3.

(cc)	“Security” is defined in Clause 3(c)(iv).

(dd)	“Share Equity Mortgage Agreement” is defined in Clause 3(c)(iv).

(ee)	“Subsidiary” is defined in paragraph 1 of the recital to this Agreement.

(ff)	“Taxes” is defined in Clause 21.5.

(gg)	“Term Loan” is defined in paragraph 2 of the recital to this Agreement.

(hh)	“Year” means a calendar year.

1.2	Unless the context otherwise requires, words importing the singular number include the plural number and vice versa.

1.3
The words “hereof”, “herein”, “hereunder”, “hereon” and “hereinafter” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.4	The headings to the Clauses hereof shall not be deemed as part thereof or be taken in consideration in the interpretation or construction thereof or of this Agreement.

1.5	References herein to “Clause” or “Clauses” are references to a Clause or Clauses of this Agreement.

2.	TERM LOAN

2.1
Subject to the provisions of this Agreement and in particular those of Clauses 3, 4, 7, 8, 9, 11, 12, 13 and 14 being complied with, the Board shall make available to the Company the Term Loan at the times and in the manner as hereinafter provided.

2.2	Subject to Clauses 4.4, 10.2 and 15.3, this Agreement, and the terms and conditions herein, shall be binding on the Company until the Full Repayment Date.

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 3 of 26

3.	CONDITIONS PRECEDENT AND AVAILABILITY

The Company shall only be allowed to make any Drawing under the Term Loan, and the obligations of the Board to make available the same shall be subject to all the conditions precedent below to be fulfilled by the Company:

(a)
There shall not exist at the date of the Drawing to be made, any Event of Default or any condition, event or act which, with the giving of notice or lapse of time, or both, would constitute such an Event of Default, which, in each case, remains continuing and has not been waived by the Board.

(b)
All representations, warranties and statements contained herein, or otherwise made in writing in connection herewith or in any certificate or statement furnished pursuant to any provision of this Agreement or in any document referred to herein made by the Company shall be true and correct in all material respects as of the date on which such were made, save to the extent waived by the Board.

(c)	For the First Drawing, the Company shall effect, execute or provide, in a form, manner or substance that is to the Board’s reasonable satisfaction, the following documents:

(i)
A copy of the Certificate of Incorporation and Articles of Association of the Company together with an English version of the same, duly certified by a Director, the Chief Executive Officer, Chief Financial Officer, Treasurer or other authorised officer of the Company (each, an “Authorised Officer”) to be a true copy thereof;

(ii)
A copy of the resolution of the board of Directors of the Company together with an English version of the same duly certified by an Authorised Officer to be a true copy thereof, in full force and effect and approving the terms and conditions contained in this Agreement and authorising a person or persons to sign this Agreement and any other document to be given to the Board from time to time by the Company;

(iii)
Specimen signatures of the persons authorised to sign this Agreement on behalf of the Company, and to sign the notices of Drawing and any document required under this Agreement on behalf of the Company or the Subsidiary, such specimens to be certified by an Authorised Officer of the Company to be the true signatures of such persons respectively;

(iv)
A duly executed security document creating an equitable mortgage on Sixty-Six percent (66%) of the shares of the Subsidiary (which shares are or shall be issued to the Company), in favour of the Board and the certificates of such shares in the name of the Company, including shares issued pursuant to the Equity Contributions, with no prior encumbrance thereon (the “Security”) with duly executed blank share transfer forms for such shares to be delivered to the Board as security for the Term Loan. Such Security shall be in the form attached as Appendix III (the “Share Equity Mortgage Agreement”).  If the Subsidiary should increase its share capital at any time, the Company shall subscribe for such number of shares in the capital of the Subsidiary to ensure that it holds directly at least Seventy percent (70%) of the total and issued

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 4 of 26

paid-up shares in the capital of the Subsidiary. The Company shall similarly mortgage such additional shares such that the aggregate shares mortgaged by the Company hereunder shall constitute Sixty-Six percent (66%) of the total issued and paid-up capital of the Subsidiary and shall execute any additional mortgage and charge agreement and any other necessary documents in relation to such additional mortgaged shares in the Subsidiary.  If the Company shall acquire such additional shares as aforesaid, it shall forthwith deliver or procure that there be delivered to the Board the certificates in respect thereof together with instruments of transfer in respect thereof duly executed in blank;

(v)	A legal opinion to the Board’s reasonable satisfaction, dated on or about the date of this Agreement, provided by an attorney at law who is qualified to opine, that under applicable law(s):

(I)	the Company has legal capacity to enter into the obligations herein contained and to furnish the Board with the Security;
(II)	such obligations are enforceable against the Company; and

(vi)
A letter of waiver from each shareholder of the Subsidiary (other than the Company) to the Board’s reasonable satisfaction dated on or about the First Drawing Date and confirming each shareholder’s unconditional and irrevocable:

(I)
consent to the creation of security over the Company’s shares in the Subsidiary as agreed in the Share Equity Mortgage Agreement notwithstanding Article 34 of the Subsidiary’s Articles of Association; and

(II)	waiver of its preemption rights under Article 21 of the Subsidiary’s Articles of Association.

(d)	All acts, conditions and things required to be done, performed and to have occurred:
(i)	precedent to the execution and delivery of this Agreement; and
(ii)	to constitute this Agreement legal, valid and binding obligations enforceable in accordance with its terms;
shall have been done, performed and have occurred in compliance with all applicable laws.

(e)	There is no breach by the Company in any material respect of any of the terms, conditions and undertakings herein contained which remains continuing and has not been waived by the Board.

4.	PURPOSE OF THE TERM LOAN

4.1
Subject to the terms and conditions herein contained and in particular to those of Clauses 3, 4, 7, 8, 9, 11, 12, 13, and 14 being complied with, the Term Loan shall be made available by the Board to the Company for the sole purpose of providing funds to the Subsidiary (by way of Equity Contributions to be made by the Company) to purchase Fixed Productive Assets.

4.2	Upon receiving a Drawing under Clause 5, the Company shall apply all the proceeds thereof for the purposes described in Clause 4.1.

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 5 of 26

4.3	It is further agreed that this Term Loan shall be made available to the Company on the conditions that the Company shall cause:

(a)
at least Three Hundred Million Singapore Dollars (S$300,000,000/-) or its equivalent in United States Dollars (converted at a fixed USD/S$ exchange rate of 1.52), or such lower amount as may be approved by the Board, to be used for Equity Contributions; and

(b)
at least One Billion Singapore Dollars (S$1,000,000,000/-) inclusive of the amount under Clause 4.3(a), or its equivalent in United States Dollars (converted at a fixed USD/S$ exchange rate of 1.52), or such lower amount as may be approved by the Board, to be incurred by the Subsidiary for the financing, purchasing, building of or expenditure towards Fixed Productive Assets by February 29, 2012 (the “Requisite Investment”). If the shortfall (if any) in the Requisite Investment ascertained as at February 29, 2012, the Company shall, on the Board’s demand, pay a sum in Singapore Dollars computed as follows (utilizing 365 days per year for partial-year calculations):

(i)
For a shortfall in the Requisite Investment of Three Hundred Million Singapore Dollars (S$300,000,000/-) or less, the sum shall be Thirty percent (30%) of such shortfall multiplied by Three percent (3%) per year from the First Drawing Date to the Full Repayment Date;

(ii)
For a shortfall in the Requisite Investment of more than Three Hundred Million Singapore Dollars (S$300,000,000/-), the sum shall be (a) the amount calculated in (i) immediately above, plus (b) the amount of such shortfall that exceeds Three Hundred Million Singapore Dollars (S$300,000,000/-) multiplied by Three percent (3%) per year from the First Drawing Date to the Full Repayment Date; provided that in no event shall such sum exceed Nine Million Singapore Dollars (S$9,000,000/-) per year, the absolute maximum amount payable for each year pursuant to this Section 4.3(b).

4.4	If the Company fails to make the Requisite Investment, the Board shall also be at liberty to do the following in the following order of priority:

(a)	terminate this Agreement whereby the Board’s obligations herein contained shall automatically and forthwith cease;

(b)	seek immediate repayment of any unpaid amounts described in Clauses 4.4(c)(i) and (ii) from the Company; and

(c)
only after (a) and (b) immediately above have been exhausted, enforce its rights in the Security, the proceeds of which (the “Enforcement Proceeds”) shall be applied towards the payment of part or whole of:

(i)	the Outstanding Loan;
(ii)	any unpaid fees, charges, interest or Default Interest (where applicable) that have accrued and/or are imposed on the Company in accordance with the terms and conditions herein contained; and
(iii)	reasonable legal fees, costs and expenses incurred to liquidate the Security and/or recover monies outstanding under this Agreement,

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 6 of 26

it being understood that any surplus Enforcement Proceeds remaining after the application set forth in Clauses 4.4(c) shall be paid to the Company.

5.	DRAWINGS OF THE TERM LOAN

5.1
Subject to the terms and conditions of this Agreement and in particular to all the conditions of Clauses 3, 4, 7, 8, 9, 11, 12, 13, and 14 being complied with, the Board shall make available, any sums under the Term Loan, for Drawing by the Company, in each case in accordance with the terms and stipulations herein.

5.2	When the Company intends to make a Drawing, the Company shall be required to:

(a)
inform the Board of its intention to make a Drawing by serving written notice (the “Notice”) of the intended Drawing on the Board at least Fourteen (14) Business Days prior to the intended date of Drawing; provided that this Fourteen-day requirement shall be waived by the Board for the First Drawing.  Each Notice of Drawing shall be substantially in the form set out in the Appendix I hereto and shall:

(i)	state the date (which must be a Business Day) and the amount of the proposed Drawing;
(ii)	be irrevocable and commit the Company to borrow the amount on the date stated;
(iii)
constitute a representation and warranty by the Company that as at the date of the Notice, the warranties and representations set out in Clause 12 are true and correct in all material respects (save to such extent waived by the Board), that no Event of Default, and no event or act which with the giving of notice or lapse of time or both would constitute such an Event of Default, has occurred which remains continuing and unwaived by the Board;

(iv)	describe the Subsidiary’s purchase and/or projected purchase of Fixed Productive Assets corresponding to the Equity Contributions for which the Drawing is made; and
(v)	enclose documents showing that the Company has applied for Shares of a value at least equivalent to the Drawing.

(b)	in respect of the First Drawing, furnish the Security and Forms to the Board;

(c)	in respect of the each Drawing:

(i)	the Company shall without demand provide the Board:

(I)
within Forty-Five (45) days from the date of a Drawing, a statement of purchase in such format as set out in Appendix II, signed by the Subsidiary’s authorized signatory, and providing copies of purchase orders that show Fixed Productive Assets of a minimum aggregate value equivalent to (1) such Drawing and (2) all Drawings to date, to be purchased by the Subsidiary. With respect to each Drawing, such purchase orders must be issued on or after 1 November 2008, and no later than the date occurring Thirty (30) days after such Drawing Date;

(II)	within Eighteen (18) months from the date of a Drawing, or such extended period as may be permitted by the Board from time to time, a

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 7 of 26

statement of expenditure on capital assets (i.e., asset recorded as a capital asset on the Subsidiary’s balance sheet), in such format as set out in Appendix II,  signed by the Subsidiary’s authorized signatory, giving a breakdown of payments and/or statements of accounts showing that Fixed Productive Assets of an aggregate value equivalent in United States Dollars (converted at a fixed USD/S$ exchange rate of 1.52) to Fifty percent (50%) of such Drawing were paid for by the Subsidiary; and

(III)
on or before February 29, 2012, a statement of expenditure in such format as set out in Appendix II, signed by the Subsidiary’s authorized signatory and certified by an external auditor, certifying that Fixed Productive Assets of an aggregate value equivalent in United States Dollars to One Billion Singapore Dollars (S$1,000,000,000/-) (converted at a fixed USD/S$ exchange rate of 1.52) had been purchased, and for which Three Hundred Million Singapore Dollars (S$300,000,000/-) (converted at a fixed USD/S$ exchange rate of 1.52) had been paid by the Subsidiary.

(ii)
if the Board is not reasonably satisfied that any documentary proof submitted under Clause 5.2(c)(i) shows that Fixed Productive Assets of an aggregate value equivalent to such Drawing have been purchased or paid for, as required above, interest shall be levied and imposed on the difference between such Drawing and the amount reasonably ascertained by the Board as the aggregate value of Fixed Productive Assets to which such documentary proof relates (such difference being the “Excess Amount”), and shall be computed as follows, instead of as set out in Clause 7:

(I)	at the rate of three per cent (3%) per annum above the average prevailing prime lending rate as reported by the Monetary Authority of Singapore;

(II)	in respect of documents submitted under:
(AA)	Clause 5.2(c)(i)(I), from the 46th day after the date of the Drawing to the earlier of:
(aa)	the date that the Excess Amount is returned to the Board;
(bb)
the date on which the Board receives from the Company proof reasonably satisfactory to the Board that purchase orders for Fixed Productive Assets of an aggregate value equivalent to the Drawing in question were issued by the Subsidiary;

(BB)	Clause 5.2(c)(i)(II), from and including the date that is Eighteen (18) months (or such extended period as may be permitted by the Board) from the date of a Drawing, to the earlier of:
(aa)	the date that the Excess Amount is returned to the Board;
(bb)
the date on which the Board receives from the Company proof of payment reasonably satisfactory to the Board that Fixed Productive Assets of an aggregate value equivalent in United States Dollars (converted at a fixed USD/S$ exchange rate of 1.52) to Fifty percent (50%) of such Drawing were paid for by the Subsidiary;

(CC)	Clause 5.2(c)(i)(III), from and including February 29, 2012 up to the earlier of:
(aa)	the date that the Excess Amount is returned to the Board;
(bb)	the date on which the Board receives from the Company proof of payment reasonably satisfactory to the Board for the purpose of computing whether Fixed Productive Assets of an aggregate value

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 8 of 26

equivalent in United States Dollars (converted at a fixed USD/S$ exchange rate of 1.52) to One Billion Singapore Dollars (S$1,000,000,000/-)  have been purchased, and for which Three Hundred Million Singapore Dollars (S$300,000,000/-) (converted at a fixed USD/S$ exchange rate of 1.52) has been paid by the Subsidiary.

PROVIDED THAT interest levied under this Clause shall not apply to the Excess Amount during each calendar day of the Five-Business-Day notice period mentioned under Clause 5.2(c)(iv).

(iii)
For the avoidance of doubt, any return of Excess Amount with any interest payable under Clause 5.2(c)(ii) to the Board shall not be deemed a prepayment under this Agreement and the amount of Term Loan available at any time for drawing by the Company shall exclude any Excess Amount(s) returned to the Board.

(iv)	The Company shall give the Board Five (5) Business Days’ prior written notice before returning the Excess Amount and any interest payable under Clause 5.2(c)(ii).

5.3
The First Drawing shall be made not later than March 1, 2009, or such later date as may be approved by Chairman of the Board or his lawful representative, failing which the obligations of the Board hereunder to provide the Term Loan shall immediately cease.

6.	AVAILABILITY OF TERM LOAN

The Term Loan shall be available for Drawing for a period of One (1) Year from the First Drawing Date, after which any undrawn portion of the Term Loan shall be cancelled.

7.	PRINCIPAL AND INTEREST PAYMENTS BY THE COMPANY

7.1
The Company’s obligations for principal repayments, interest payments and Default Interest in relation to monies that have been drawn down by the Company, shall be computed from each relevant Drawing date and in accordance with the following stipulations.  Pursuant to and read conjunctively with Clauses 2, 8, 9 and 15:

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 9 of 26

(a)
for the period of three (3) Years from the First Drawing Date, the Company shall only be required to pay the interest applicable on the amounts of the Term Loan drawn down and shall not be required to make any principal repayments;

(b)
interest at [5.38%] per annum (the “Interest Rate”) shall be levied on any amount of the Term Loan drawn down and remaining unpaid from the date it is drawn down up to and including the day preceding the day on which the amount, together with interest payable thereon under this Agreement, is fully repaid;

(c)	the due date of the Company’s liability and obligation to make interest payments to the Board (whenever applicable) shall commence from the First Payment Date;

(d)	the applicable interest payable by the Company shall be:
(i)	payable on a quarterly basis. The first interest payment shall be payable on the First Payment Date;
(ii)	calculated from the date of the Drawing to which it relates;
(iii)	without prejudice to Clause 7.1(d)(ii), computed on all amounts that had been drawn (and remain unpaid) on a cumulative basis; and
(iv)	levied on the Company from the relevant date of Drawing up to and including the day preceding the day of full repayment of the principal for which interest is levied.

(e)
if the Payment Date of the Company’s liability and obligation to make interest payments to the Board (whenever applicable) falls on a day which is not a Business Day, then the aforesaid payment due date shall be extended to the next Business Day. In such an event, no Default Interest (as set out in Clause 7.4) shall be levied on the Company.

7.2
The Company shall pay to the Board on each Payment Date, interest on the amounts of the Outstanding Loan from the First Drawing Date (and computed in accordance with Clause 7.1(d)) until the full principal of the Term Loan and all interests payable under this Agreement are fully repaid in accordance with the terms of this Agreement.

7.3
The obligations for principal repayment, interest payments, overdue or delays in interest payments (in relation to monies that have been drawn down by the Company) under this Agreement shall be calculated at the applicable Interest Rate on the basis of a year of Three Hundred and Sixty-Five (365) Days for the actual number of Days elapsed.

7.4
The Board is entitled to charge and the Company agrees, confirms and accepts the obligation to pay interest on amounts in default (the “Default Interest”) to be charged and that the rate of the Default Interest charged by the Board on the amounts in default shall be three per cent (3%) per annum above the average prevailing prime interest rate as reported by the Monetary Authority of Singapore compounded on a monthly basis in the event of a failure by the Company to fulfill its obligations to make any principal repayment or interest payment or if overdue or delays in interest payments that become due, are owed or payable to the Board.  The Default Interest shall be charged on the outstanding principal repayments, interest payments on such outstanding principal or overdue or delayed interest payments, from the applicable Payment Dates until such time when the relevant payments are fully repaid to the Board.   For avoidance of doubt, any Default Interest charged at the rate set out in this Clause 7.4 shall be in addition to and not in substitution of the Interest Rate.

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 10 of 26

8.	REPAYMENT OF THE TERM LOAN

The Company shall repay all the principal monies drawn down under the Term Loan in One (1) lump sum on the first Business Day occurring after Thirty-Six (36) months from the First Drawing Date (the “Repayment Date”).

9.	PAYMENT PROVISIONS

9.1
All payments to be made by the Company under this Agreement shall be received by the Board not later than 11 a.m. (Singapore time) on the relevant Day at its address above or into the Board’s bank account designated in writing and provided to the Company at least Ten (10) Business Days prior to the First Payment Date or at such other address or into such other bank account as the Board may from time to time designate by written notice to the Company not less than Ten (10) Business Days prior to the date of any such payment.

9.2
Any payment (whether of principal or interest) not received by the Board by 11 a.m. (Singapore time) on the Payment Date on which it is due shall be considered a late payment and shall be charged Default Interest as provided in Clause 7.4, from the relevant Payment Date, until such time when the relevant payments are fully repaid to the Board.

10.	PREPAYMENT

10.1
Subject to Clause 8, the Company may elect to prepay any part or the whole of the Term Loan without penalty or premium, at any time before the Full Repayment Date by giving the Board at least fourteen (14) Days’ prior written notice of its intention to make any such prepayment(s) for any amount of the outstanding Term Loan that had been drawn down by the Company.

10.2	The Company shall be released from all of its obligations hereunder, and this Agreement shall terminate, when:

(a)	the Company has repaid all the principal monies that it has drawn down under the Term Loan, and

(b)
the Company has made the relevant payments for all fees, charges and/or interest and/or Default Interest (where applicable) that shall be imposed on the Company in accordance with the terms and conditions set out herein.

11.	SECURITY

The Company shall:
(a)	sign the Share Equity Mortgage Agreement before the First Drawing Date;
(b)	procure the requisite company resolutions for the creation of the Security and the execution of the Share Equity Mortgage Agreement;
(c)	deliver the Forms to the Board before or on the date of First Drawing; and
(d)
comply with any registration requirements applicable under the laws of Singapore and of Delaware relating to or arising from the Security. Any registration costs and expenses and stamp duty payable in respect of the creation and/or perfection of the Security shall be borne by the Company.

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 11 of 26

12.	WARRANTIES AND REPRESENTATIONS

12.1	The Company hereby warrants and represents to the Board as follows:

(a)	that it is lawfully incorporated, validly existing and in good standing under the laws of Delaware;

(b)	that the Subsidiary is lawfully incorporated, validly existing and in good standing under the laws of the Republic of Singapore;

(c)	that the Company and its Subsidiary each has the corporate power and authority to carry on the business as now being conducted under the laws of Delaware and of the Republic of Singapore respectively;

(d)	that it has the corporate power to execute and perform this Agreement and to borrow hereunder;

(e)
that the execution, delivery and performance of this Agreement and the borrowings hereunder have been duly authorised by all requisite corporate action and will not violate any provision of any agreement or other instrument to which the Company is a party;

(f)
that to the Company’s best knowledge and belief the latest balance sheets and financial statements of the Company and its subsidiaries on a consolidated basis as reported on either Form 10Q or Form 10K of the United States Securities and Exchange Commission (“Form 10Q” or “Form 10K”), are correct and complete and accurately represent the financial conditions of the Company and its subsidiaries on a consolidated basis on the dates thereof and the results of their operations for the period then ended, and each such balance sheet shows all known present and future liabilities, direct or contingent, of the Company and its subsidiaries on a consolidated basis as of the date thereof, and each financial statement referred to therein was prepared in accordance with generally accepted accounting principles on a proper and consistent basis and in accordance with all applicable legal requirements;

(g)
that to the best knowledge of the Company, there has been no material adverse change in the financial condition of the Company and its subsidiaries on a consolidated basis since the date of its latest financial statements referred to in Clause 12.1(f);

(h)
save as set forth in the Company’s latest Form 10Q or Form 10K or otherwise disclosed to the Board, there are, to the best knowledge of the Company, no actions, suits or proceedings pending against the Company or the Subsidiary at law or in equity before any court or competent body adjudicating such matters, which are likely to be adversely determined and if adversely determined would likely result in:

(i)	a material adverse change in the business, operations or financial condition of the Subsidiary or
(ii)	a material adverse change in the financial condition of the Company and be likely to materially and adversely affect the Company’s ability to make repayment of the Term Loan;

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 12 of 26

(i)
that to the best knowledge of the Company and the Subsidiary, no steps have been taken or are being taken to appoint a receiver, manager, judicial manager, liquidator or any other equivalent person over it or any of the Company’s or the Subsidiary’s assets or in any winding up action against the Company or the Subsidiary and no steps have been taken or are being taken by the Company or the Subsidiary to enter into a composition, compromise or arrangement with its creditors.

12.2
Each of the warranties and representations contained in Clause 12 are deemed to be made by the Company by reference to the facts and circumstances then existing on (a) the date of the Notice of each Drawing, and (b) on the date of each Drawing.  The Company shall promptly notify the Board upon the Company’s filing of any Form 8-K with the United States Securities and Exchange Commission.

13.	AFFIRMATIVE UNDERTAKINGS

           The Company hereby undertakes and agrees with the Board as follows:

(a)	that the Term Loan granted by the Board under the provisions of this Agreement shall be used solely as herein stipulated save with the prior written consent of the Board;

(b)
that it will and will procure that the business and affairs of the Company and its Subsidiary are carried on and conducted with due diligence and efficiency in accordance with sound technical, financial, industrial and managerial standards and practices, as may be applicable to their respective industries, including the maintenance of adequate records with qualified personnel and in accordance with its or their respective Memorandum and Articles of Association;

(c)
that it will furnish and provide the Board with and permit the Board to obtain all such statements, information, explanations and data as the Board may reasonably require, by prior written notice, regarding the affairs and financial condition of the Company and its Subsidiary, except to the extent that such disclosure would breach any law, regulation, stock exchange requirement or duty of confidentiality;

(d)
that it will furnish to the Board a copy of the sale and purchase, assignment or conveyance, as the case may be, of any kind of immovable (real) property hereafter acquired by or for use by the Subsidiary;

(e)
that the Board shall, if an Event of Default has occurred and is continuing, have the right, by prior written notice and during the normal business hours of the Subsidiary, to reasonably inspect any land or premises where the Subsidiary carries on business and to reasonably inspect all property and assets whatsoever therein or thereon, and all accounts, records and statements wherever the same may be situated and to make inventories and record thereof; provided that all such Board representatives shall be covered by the Subsidiary’s confidentiality agreement with the Board and comply with all of the Subsidiary’s safety and security policies and procedures, and the Board shall indemnify and hold harmless the Subsidiary from any and all damages, losses, costs, expenses that are caused by the Board’s or its representatives’ negligent or intentional acts or omissions while conducting such inspections;

(f)
that it will supply to the Board certified copies of any resolution passed at any general meeting of shareholders of the Subsidiary which may materially and adversely affect the financial state and condition of the Subsidiary within Fourteen (14) Business Days from the date of such resolution being passed;

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 13 of 26

(g)	that it will provide annually to the Board:
(i)	a copy of the Company’s consolidated balance sheet and profit and loss statement, audited by a internationally reputed firm of auditors and their report, as set forth on the Company’s Form 10K; and
(ii)	a copy of the Subsidiary’s annual returns filed with Singapore’s Accounting and Corporate Regulatory Authority,

within Thirty (30) Business Days after the issuance or filing thereof;

(h)
that it shall ensure, to the extent reasonably practicable, the Subsidiary punctually pays all rents, rates, assessments, taxes and all outgoings (except where such are contested in good faith) payable in Singapore in respect of any land or premises belonging to the Subsidiary at which it carries on business, and the Subsidiary obtains all necessary licenses and complies with all regulations, rules and orders relating to the carrying on of its businesses on such premises, in each case where the failure to make such payments or to so comply will have a material and adverse effect on the Company or the Subsidiary;

(i)
that it will, to the extent reasonably practicable, ensure that the Subsidiary keeps all its plants, machinery, equipment, buildings, constructions, fixtures, fittings, implements and other effects in good and substantial repair (ordinary wear and tear excepted) and proper working condition in accordance with good commercial practice;

(j)
that it shall, to the extent reasonably practicable, ensure that the Subsidiary does not dismantle, pull down or remove any part of its Fixed Productive Assets, except in cases where such dismantling, pulling down or removal shall in the opinion of the Company be rendered necessary by reason of the same being excess, obsolete, worn out or damaged, in which case, the Company shall ensure that such property, except excess property, is (when required by the business of the Subsidiary) replaced by appropriate property in accordance with good commercial practice;

(k)
that it shall ensure the Board is given such written authorities or other directions and provide such facilities and access as the Board may reasonably require for the aforesaid inspection under Clause 13(e), but subject to the provisions of such Clause, and the Company shall pay all reasonable costs, fees, traveling and other out-of-pocket expenses whether legal or otherwise of such inspection;

(l)
that during the term of this Agreement, the Company shall (unless the Board allows otherwise) maintain its shareholding in the Subsidiary at a minimum of Seventy percent (70%), whether directly or indirectly, and the main purpose of the Subsidiary shall be to manufacture semiconductor products;

(m)
that the Company shall ensure that the relevant percentage (as stated in the Share Equity Mortgage Agreement) of any new shares issued by the Subsidiary pursuant to Company’s Equity Contributions at any time before the Full Repayment Date shall be mortgaged to the Board in accordance with the Share Equity Mortgage Agreement;

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 14 of 26

(n)
that its payment obligations under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

(o)
that it shall ensure that the Subsidiary’s total borrowings (including bank borrowings and finance lease liabilities) shall not exceed an aggregate of Seven Hundred Seventy Million United States Dollars (USD770,000,000/-) at all times before all outstanding principal and interests under this Agreement are repaid to the Board, and that it shall obtain the Board’s prior written consent for any borrowings by the Subsidiary in excess of the said aggregate total borrowings; and

(p)
that it shall refrain from exercising any rights under the fixed and floating charge dated on or about 7 April 2008 made between the Subsidiary as chargor and the Company as chargee in a manner that would reasonably be expected to materially prejudice the value of the Board’s Security as set forth in the Share Equity Mortgage Agreement for so long as an Event of Default has occurred and is continuing.

14.	NEGATIVE UNDERTAKINGS

14.1	The Company hereby undertakes and agrees with the Board that the Company and the Subsidiary shall not, without the Board’s written consent, which shall not be unreasonably withheld:
(a)
effect any form of reconstruction including amalgamation with another company which will result in a change in the control of the Company or result in the Company ceasing to own at least Seventy percent (70%) of the Shares, whether directly or indirectly; or

(b)
create or permit to arise or subsist, any mortgage, charge (whether fixed or floating), mortgage, lien or other encumbrances whatsoever on any of the Subsidiary’s properties or assets, both present and future whatsoever,  situated in Singapore other than those encumbrances created or permitted under the Subsidiary’s US$600,000,000 “Facility Agreement”, dated March 31, 2008, and related Company guarantee or any amendment, renewal or replacement thereof;

and that the Subsidiary shall not, without the Board’s written consent, which shall not be unreasonably withheld, make, issue or give any loans, debentures, bonds or credits to any persons other than the Company, or any other related corporations of the Company or the Subsidiary, other than as permitted by the Facility Agreement or any amendment renewal or replacement thereof.

14.2
The Company hereby undertakes and agrees with the Board that its Subsidiary shall not, without the Board’s written consent, which shall not be unreasonably withheld, embark on any new project, substantial expansion or diversification of their present businesses and operations, which is not related to its purposes as described in Clause 13(l).

15.	EVENTS OF DEFAULT

15.1	If any one or more of the following Events of Default shall occur:

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 15 of 26

(a)
if the Company shall fail, neglect, delay, omit or refuse to make the requisite payments for any sums of monies, whether fees, charges, interest (including Default Interest if applicable), principal or otherwise which becomes due on any Payment Date or which are payable under this Agreement; provided that if such non-payment is caused by technical errors (or force majeure, such as power failures or system breakdowns in the banking system) and such failure is rectified within Five (5) Business Days, the Company is not to be treated for the purpose of this Clause as having failed, neglected, delayed, omitted or refused to make such payment; provided, however, that Default Interest shall nonetheless apply until such failure is rectified.

(b)
if any event of default is declared by any banker of the Company in an outstanding amount greater than Twenty Million United States Dollars (US$20,000,000.00) and such indebtedness is accelerated by the banker with respect thereto;

(c)
if any representation or warranty made in or in pursuance of this Agreement or in any certificate, statement or other document delivered in connection with the execution and delivery hereof or in pursuance of this Agreement shall be inaccurate, false, misleading or incorrect in any material respect when given and such default (if capable of being rectified) is not rectified for a period of Thirty (30) Days after the Company becomes aware of the occurrence of such default; provided that Company’s lack of awareness shall not be willful or grossly negligent;

(d)
if the Company defaults in the due performance of any undertaking, condition or obligation on its part to be performed and observed herein contained (including  the payment of any monies due under this Agreement) and such default (if capable of being rectified) is not rectified for a period of Thirty (30) Days after the date of receipt by the Company of written notice of such default from the Board;

(e)
if a petition, except for frivolous or vexatious petitions, is presented in any court of competent jurisdiction or a resolution is passed by the Company, its holding company or the Subsidiary for the winding-up of the Company, its holding company or the Subsidiary (as the case may be) or for the filing or any application for placing the Company, its holding company or the Subsidiary under judicial management, or any similar or analogous proceedings are taken against any of them and are not discontinued, withdrawn, discharged or revoked within two (2) months after being presented or passed, as the case may be;

(f)
if any encumbrancer or lessor shall take possession (“attachment”) or a receiver, manager, judicial manager, liquidator or other similar officer is appointed for the whole of the undertaking, property or assets, or any substantial part thereof, of the Company, its holding company or the Subsidiary and the affected property is not released from such attachment or appointment within Thirty (30) Days of such attachment or appointment; provided that no part of the undertaking, property or assets of the Company, its holding company or the Subsidiary, as the case may be, so affected shall be deemed substantial if it does not have a value exceeding Twenty Million United States Dollars (US$20,000,000.00);

(g)
if a distress or execution is levied or enforced against any substantial part of the property or assets of the Company, its holding company or the Subsidiary and is not discharged within Thirty (30) Days of being levied and the Board is of the reasonable opinion that such an event will materially prejudice the Board’s interests; provided that no part of the undertaking, property or assets of the Company, its holding

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 16 of 26

company or the Subsidiary, as the case may be, so affected shall be deemed substantial if it does not have a value exceeding Twenty Million United States Dollars (US$20,000,000.00);

(h)	if a final, non-appealable judgment or order is made against the Company and such is not discharged within Sixty (60) Days or such longer period permitted by law;

(i)
if the Company, its holding company or the Subsidiary becomes insolvent or is unable or deemed by statute in its jurisdiction of incorporation to be unable to pay its debts or admits in writing its inability to pay its debts as they fall due, or enters into any composition, compromise or arrangement with its creditors generally or makes any assignment for the benefit of its creditors generally and the Board is of the reasonable opinion that any such event will materially prejudice the Board’s interests;

(j)
if the Company or the Subsidiary ceases or threatens to cease to carry on its business and the Board is of the reasonable opinion that such cessation of business will materially and adversely affect the performance and observation of  the Company’s obligations under this Agreement;

(k)
if any material license, consent or approval of any authority, whether granted to the Company or the Subsidiary, at any time necessary to enable the Company to comply with and perform its obligations under this Agreement to a material extent shall be revoked, withheld or materially modified or shall otherwise not be granted or fail to remain in full force and effect, and such situation is not remedied within Thirty (30) Days;

(l)
if any of the consents, authorities, approvals, waivers or resolutions referred to in Clause 3 shall be modified in a manner that materially prejudices the interests of the Board or shall be wholly or partly revoked, withdrawn, suspended or terminated or shall expire and not be renewed or shall otherwise fail to remain in full force and effect and such circumstances are reasonably considered by the Board to be material and prejudicial to its interests;

(m)
if without the Board’s prior written consent, there is any change in the shareholding of the Subsidiary which results in the Company holding less than Seventy percent (70%) of the Shares (directly or indirectly); or

(n)	an event or circumstance occurs that has, or would very likely have, a material adverse effect on the ability of the Company to perform and comply with its obligations under this Agreement;

then, and in any such event, the Board may, by written notice to the Company declare that an Event of Default has occurred.

15.2	Upon the declaration by the Board under Clause 15.1 that an Event of Default has occurred:

(a)
the whole of the principal sum drawn down and owing under the Term Loan, interest thereon and all fees, charges, interest, Default Interest (where applicable) or any other sums agreed to be paid under this Agreement shall immediately become due and payable by the Company to the Board without any demand or notice of any kind from the Board; and

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 17 of 26

(b)	it shall be lawful for the Board to exercise all or any rights, powers or remedies under this Agreement, including without limitation the right to exercise its rights in the Security.

15.3
In the event of an occurrence and the subsequent declaration of an Event of Default by and at the reasonable discretion of the Board, pursuant to Clause 15.2, before the Term Loan shall have been fully drawn or utilized under this Agreement, this Agreement shall be terminated and the Board’s obligations herein contained shall automatically and forthwith cease.

15.4
After the declaration by the Board that an Event of Default has occurred, all monies received or recovered by the Board (whether such monies shall have been received or recovered as a result of or arising from its exercise of all or any rights, powers or remedies under this Agreement, upon exercising its rights over the Security or by way of a set-off or otherwise) shall be held by it and shall be applied as follows:

(a)	Firstly, in or towards payment of all reasonable costs, charges and expenses, if any, incurred in enforcing this Agreement and/or the Security.

(b)
Secondly, in or towards payment to the Board of all monies and liabilities due, owing or outstanding under this Agreement and where such monies and liabilities are of a contingent nature, in or towards making full and adequate provisions for payment of such monies and liabilities as and when they become due and payable; and

(c)	Thirdly, thereafter, any surplus shall be paid to the Company.

16.	NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed duly given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission (if the time of transmission is after 5 pm Singapore Time (GMT + 8) on a Business Day, such transmission shall be deemed to be served on the next succeeding Business Day), (b) confirmed delivery by a standard overnight or recognized international carrier or when delivered by hand, or (c) delivery in person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Company, to:
Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
Fax:  (208) 363-1309
Attention:  General Counsel

With a copy to:
Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
Fax:  (208) 368-4095
Attention: Treasurer

if to Board, to:

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 18 of 26

Economic Development Board
250 North Bridge Road
#28-00 Raffles City Tower
Singapore 179101

            Fax:  +65 6832-6553
Attention:  Head, Electronics Division

17.	WAIVER NOT TO PREJUDICE RIGHT OF BOARD

The Board may at any time waive as it deems fit any breach by the Company of any undertaking, stipulation, term or condition herein contained and any modification thereof but without prejudice to its powers, rights and remedies for enforcement thereof, provided always that:
(a)
no neglect or forbearance of the Board to require and enforce payment of any monies under this Agreement or the performance and observance of any undertaking, stipulation, term or condition herein contained, nor any time which may be given to the Company shall in any way prejudice or affect any of the rights, powers or remedies of the Board at any time afterwards to act strictly in accordance with the provisions hereof;

(b)
no such waiver of any such breach as aforesaid shall prejudice the rights of the Board in respect of any other or subsequent breach of any of the undertakings, stipulations, terms or conditions aforesaid.

18.	INDULGENCE OF THE BOARD

The liability of the Company under this Agreement shall not be impaired or discharged by reason of passage or extension of time or other indulgence being granted by or with the consent of the Board to any third party who or which may be in any way liable to pay any monies owing under or in connection with this Agreement, whether secured by any security created by such third party in favour of the Board or otherwise, or by reason of any arrangement being entered into or composition accepted by the Board which has the effect of modifying the operation of law or otherwise the Board’s rights and remedies relating to such liability or under the provisions of this Agreement or such security.

19.	SEVERABILITY

If any provision in this Agreement shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair the other provisions of this Agreement but this Agreement shall be construed as if such invalid or illegal or unenforceable provision did not form a part of this Agreement.

20.	GOVERNING LAW & DISPUTE RESOLUTION

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 19 of 26

20.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of the Republic of Singapore.

20.2
The Courts of Singapore shall have jurisdiction to resolve any dispute arising out of or in connection with this Agreement, including a dispute regarding the existence, validity or termination of this Agreement.

20.3	The Company agrees that service of process on the Company may be effected at the Singapore address of the Subsidiary and such service shall be deemed to be good and effectual service on the Company.

21.	MISCELLANEOUS

21.1
All reasonable legal and other professional fees, out-of-pocket expenses, charges, costs and expenses incurred by the Board and charged to the Board by its solicitors in connection with this Agreement and any documentation concerning the creation and perfection of the Security, including without limitation the reasonable legal fees and expenses incurred by the Board to obtain the foreign legal opinion, shall be paid by the Company.  The parties agree that the fees, out-of-pocket expenses, charges, costs and expenses to be paid by the Company under this Clause 21.1 shall not in aggregate exceed Two Hundred Fifty Thousand Singapore Dollars (S$250,000.00).

21.2
The Company shall further pay all reasonable legal fees as between solicitor and client and other costs and disbursements incurred in connection with demanding and enforcing payment of monies due under this Agreement, the Security and otherwise howsoever in enforcing the performance of any undertakings, stipulations, terms, conditions or provisions under this Agreement.

21.3
A certificate signed by a duly authorised officer for the time being of the Board as to the amount of monies and liabilities (including interest) for the time being due to or incurred by the Board under this Agreement shall be prima facie evidence of such amount and be binding on the Company, save for any error.

21.4
This Agreement shall be binding upon the successors of the Company and shall inure to the benefit of the Board and its successors and assigns. If the Board’s Capital Assistance Scheme is to be transferred or is to be handed over to be administered by another agency, statutory body or legal entity under the control of the Government of the Republic of Singapore (the “Government”), the Company hereby agrees and undertakes to execute any documents necessary to effect any assignments or novations (where applicable and if required by the Board) in order to facilitate the transferring and handing over to such other above-mentioned agency, statutory body or legal entity. Save for the aforesaid agency, statutory body, legal entity and the Government, the Board shall not assign this Agreement, the Security nor any rights under this Agreement or the Security to any third party without the Company’s prior written consent which consent shall not be unreasonably withheld. Save as expressly provided under this Clause, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Cap. 53B, Singapore Statutes) to enforce or enjoy the benefit of any term of this Agreement.

21.5
For the avoidance of doubt, all sums payable under this Agreement to the Board shall be without set-off or counterclaim and free of and without deduction for any present or future deductions or taxes of whatsoever nature, howsoever imposed, levied or assessed whether or

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 20 of 26

not with interest thereon or penalties with respect thereto (“Taxes”). Should any payment due to the Board from the Company hereunder be subject to any such Taxes, the Company shall pay to the Board such additional amounts as may be necessary to ensure that the Board receives a net amount equal to the full amount which the Board would have received had payment not been made subject to such Taxes.  The Board shall use all reasonable efforts to assist the Company to obtain a waiver for any withholding taxes and cooperate with the Company to execute, deliver and file with the United States government all documents necessary to obtain such withholding tax waiver.

21.6	This Agreement may not be amended or modified without the written consent of each party hereto.

21.7
Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

21.8
This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any party hereto may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the parties hereto and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

21.9
This Agreement, together with Appendices I to III hereto and the agreements and instruments referred to herein, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

MICRON TECHNOLOGY INC.

By: /s/ Ronald C. Foster

Name: Ronald C. Foster

Title: CFO and Vice President of Finance

STATE OF IDAHO     )
                                       ) ss.
COUNTY OF ADA     )

On this ___ day of February, 2009, before me, a Notary Public in and for said state, personally appeared ______________________, known to me to be the ________________ of Micron Technology Inc. (the “Company”), who executed the foregoing instrument in behalf of the Company and acknowledged to me the Company executed the same.

IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public ___________________________

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 21 of 26

Residing at:
Commission Expires:

ECONOMIC DEVELOPMENT BOARD

By: /s/ Dr. Beh Swan Gin

Name: Dr. Beh Swan Gin

Title:  Managing Director

in the presence of :  Quek Hong How 58318207E
(Name and NRIC No. of Witness):   /s/ Quek Hong How

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 22 of 26

APPENDIX I
ECONOMIC DEVELOPMENT BOARD
250 North Bridge Road
#28-00 Raffles City tower
Singapore 179101
Attention: Finance Division

Dear Sirs,

NOTICE OF DRAWING
TERM LOAN OF S$ 300,000,000 (THE “EDB LOAN AGREEMENT”)

Pursuant to Clause 5 of the EDB Loan Agreement dated   200[     ] and made between you and us in respect of the above Term Loan we hereby give you notice for a Drawing of Dollars [       ] ($) on     20

We confirm that, save to any extent waived by you —

(i)	the conditions precedent under Clause 3 of the EDB Loan Agreement have been complied with in every respect;

(ii)
each of the representations and warranties contained in Clause 12 of the EDB Loan Agreement are true and accurate in all material respects as though made on the date of this Notice with reference to facts and circumstances presently subsisting and will be true and accurate in all material respects on the date of the intended Drawing as though made on the date of the intended Drawing with reference to facts and circumstances then subsisting; and

(iii)
as at the date hereof no Event of Default has occurred which remains continuing and unwaived by you and no event has occurred and remains continuing and unwaived by you which, with the giving of notice or the lapse of time or upon you making any necessary determination under Clause 15 of the EDB Loan Agreement, would constitute an Event of Default, and we undertake that, save to any extent waived by you, no Event of Default and none of the events aforesaid will remain continuing at the date of the intended Drawing.

The purchase and projected purchase of Fixed Productive Assets by TECH Semiconductor Singapore Pte. Ltd corresponding to the Equity Contributions for which the Drawing is made are as follows:

Purchases:
Date of Purchase	Description of Item	PO number or equivalent	Purchase price in SGD

Projected Purchases:
Estimated Date of Purchase	Description of Item		Purchase price in SGD

TOTAL:

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 23 of 26

Please credit the amount of S$                        into our bank account as follows:
Account Name:
Account Number:
Bank Name/ Number:
Bank Branch Name/ Number:
SWIFT Code if applicable:

In addition to the above documents kindly let us know if you require copies of any opinion approval or other documents.

Dated this ____day of     ________20________

Yours faithfully
Director/Authorised Signatories

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 24 of 26

APPENDIX II

[Insert TECH CAS Spreadsheet “Statement of Purchase / Expenditure for the Period”]

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 25 of 26

APPENDIX III
Share Equity Mortgage Agreement

Micron Technology, Inc. / EDB – Loan Agreement                                                                                                                                           Page 26 of 26